EXHIBIT 99

 For Further Information:

 United Financial Mortgage Corp.    Coffin Communications Group
 600 Enterprise Drive., Suite 206   15300 Ventura Boulevard, Suite 303
 Oak Brook, IL 60523                Sherman Oaks, CA  91403
 (630) 571-7222                     (818) 789-0100
 (630) 571-2623 Fax                 (818) 789-1152 Fax
 Contact: Steve Khoshabe            Contact: William F. Coffin, CEO
          Chief Financial Officer            David Watson, VP Media Relations
          sk@ufmc.com                        David.Watson@coffincg.com
          -----------                        -------------------------

 FOR IMMEDIATE RELEASE:

                 United Financial Mortgage Corp. Common Stock
                   to Be Listed on American Stock Exchange

 Oak Brook, IL, September  5, 2002 -- United  Financial Mortgage Corp.  (CHX:
 'UFM' or 'the Company') today announced that the Company's common stock has been approved to be listed on the American Stock Exchange ('Amex[R]'), with the expected ticker symbol to be "UFM." The first trading date for the new listing is expected to be Monday, September 9, 2002.

 The approval is contingent upon the Company being in compliance with all applicable listing guidelines on the date it begins trading on Amex and may be rescinded if the Company is not in compliance with such guidelines.

 Joseph Khoshabe, President and CEO of United Financial Mortgage stated, "We are very excited about being listed on the Amex. We expect this listing to provide additional exposure and prominence for our common stock. Investors will now be able to view our quotes and follow our trading activity much more readily than has been the case in the past. We are bullish on the recent and future expected growth of our Company. We hope that with our stock traded on Amex, its performance will more closely reflect the achievements we have made in recent quarters."


 About the American Stock Exchange

 The American Stock Exchange[R] (Amex[R]), a subsidiary of the National Association of Securities Dealers, Inc. (NASD[R]), is the only primary exchange that offers trading across a full range of equities, exchange traded funds (ETFs), including structured products and HOLDRS(SM) and options. In addition to its role as a national equities market, the Amex is the leader in ETF listings, listing 117 ETFs to date, and is the second-largest options exchange in the U.S., trading options on broad-based and sector indexes as well as domestic and foreign stocks. For more information, visit http://www.amex.com.


 About United Financial Mortgage

 United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

 This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.

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